EXHIBIT 10.1

RESIGNATION AGREEMENT
This Resignation Agreement (this “Agreement”) is made as of July 1, 2019 by and between Mercedes T. Kerr (“Executive”) and Welltower Inc., a Delaware corporation (the “Company”).
WHEREAS, Executive is currently serving as the Executive Vice President – Business & Relationship Management of the Company;
WHEREAS, Executive has determined that it is in her best interests to resign her positions with the Company, and the Company has agreed with that determination;
WHEREAS, in consideration for Executive’s execution and non-revocation of this Agreement, the Company shall pay to Executive the payments described in this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree with each other as follows:
1.TERMINATION DATE.
a.    Executive’s last day of employment with the Company is July 1, 2019 (the “Termination Date”). Effective as of the Termination Date, Executive also hereby resigns all other positions Executive holds (i) with the Company, (ii) with any of the Company’s direct and indirect subsidiaries and/or affiliates, or (iii) with any other organization as to any position held at the request of, as a representative of, or for the benefit of the Company. Executive agrees to take any additional necessary steps and sign any additional documentation that may be reasonably requested by the Company, which the Company in good faith shall endeavor to complete within 90 days of the Termination Date, in order to give full effect or confirmation of such resignations.
b.    As of the Termination Date, Executive will have no authority or power to bind the Company or to represent the Company in relation to third parties or to represent to third parties that Executive has authority or power to bind the Company or represent the Company.
2.    PAYMENTS UPON TERMINATION. Within sixty (60) days following the Termination Date, or such earlier time as required by law or indicated below in this Section 2, the Company shall provide to Executive the following payments and benefits:
a.    any accrued but unpaid base compensation through the Termination Date;
b.    any accrued but unpaid PTO through the Termination Date;
c.    any nonforfeitable benefits payable to Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Company, payable in accordance with the terms of the applicable plan; and
d.    any reasonable expenses incurred by Executive in promoting the Company’s business (including expenses for travel and similar items) in accordance with the business expense policy of the Company that remain unreimbursed as of the Termination Date.
3.    PAYMENTS FOLLOWING RESIGNATION. Executive acknowledges and agrees that she is not entitled to any payments in connection with her resignation other than the payments and benefits set forth in Section 2 of this Agreement. The following payments (to which Executive would not otherwise be entitled) are being offered in consideration for Executive’s execution and delivery of this Agreement, including the release attached hereto as Exhibit A (the “Release”), and it becoming effective on or before August 1, 2019, and are subject to Executive’s compliance with the covenants and other obligations set forth in Sections 5(a), 5(b), 5(c), 5(d) and 5(e) of this Agreement, all of which must be satisfied in full in order for the payments set forth below in this Section

3 to be earned. Notwithstanding the foregoing, any benefits payable under the Company’s 2005 Long-Term Incentive Plan, Company’s 2016 – 2018 Long-Term Incentive Program, Company’s 2016 Long-Term Incentive Plan, 2017-2018 Long-Term Incentive Program – Bridge 1, 2017-2019 Long-Term Incentive Program, 2018-2020 Long-Term Incentive Program and 2019-2021 Long-Term Incentive Program shall be governed by the terms of such Plan or Program, as the case may be, and the separate form of Waiver and Release of Claims required thereunder, which is attached hereto as Exhibit B.
a.    a pro-rated portion of the annual bonus that Executive would have earned for 2019 if Executive had remained employed for the entire year, based on the number of days in 2019 that have elapsed as of the Termination Date, payable at the time that the Company pays bonuses to its executive officers for 2019 (but no later than March 15, 2020) with the individual performance component of this annual bonus scored at the target level (Performance Rating of 3);
b.    all of Executive’s restricted stock granted under the Company’s 2016 Long-Term Incentive Plan and restricted stock units granted pursuant to the 2018-2020 Long-Term Incentive Program, in each case that are subject to time-based vesting, shall become fully vested and shall settle in shares of the Company’s common stock par value $1.00 per share; and
c.    the treatment of all of Executive’s outstanding restricted stock, restricted stock units or other equity awards with performance-based vesting shall be determined in accordance with the long-term incentive plan, and any other plans, pursuant to which such awards were granted and the applicable award agreement.
Executive represents that Exhibit C is a correct and complete list of all of Executive’s outstanding restricted stock, restricted stock units or other equity based awards with time-based vesting or performance-based vesting.
The pro-rated bonus payable pursuant to subsection (a) shall be paid after the Compensation Committee of the Board of Directors of the Company has approved bonuses payable for the 2019 calendar year. All payments to be made, vesting restrictions to be lifted, or settlements to occur pursuant to subsections (b) and (c) shall be made to Executive on the first business day following the date that is sixty (60) days following the Termination Date (except as otherwise expressly provided in the applicable award agreement).
4.    CONDITIONS OF PAYMENTS.
a.    If this Agreement does not become effective and irrevocable by its terms on or before August 1, 2019, the Company will have no obligation to make the payments set forth in Section 3 of this Agreement.
b.    If Executive violates any of her obligations, covenants or representations described in the first paragraph of Section 3 of this Agreement, including under Section 5(a), 5(b), 5(c), 5(d) or 5(e) of this Agreement, then (i) the Company’s obligations to provide the payments under Section 3 of this Agreement will immediately cease, (ii) Executive shall be obligated to return to the Company any compensation paid or provided to Executive pursuant to Section 3 of this Agreement, and (iii) the Company will be entitled to obtain all other remedies provided by law or in equity.
5.    COVENANTS BY EXECUTIVE.
a.    Protection of Confidential Information. Executive hereby agrees that except as set forth in the last full paragraph of this Section 5(a) she shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (defined below). Executive further agrees that, upon the Termination Date, all Confidential Information in her possession that is in written or other tangible form shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein. Notwithstanding the foregoing, this Section 5(a) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this

Agreement or any other duty owed to the Company by Executive, (iii) is lawfully disclosed to Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Executive to disclose or make accessible any information. As used in this Agreement, “Confidential Information” means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, in any form, including electronic media. Confidential Information also includes, but is not limited to, the Company’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation Executive may have relating to Confidential Information under any other agreement or promise to the Company.
Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during her employment with the Company (except in the course of performing her duties and obligations to the Company) or after the Termination Date shall constitute a misappropriation of the Company’s trade secrets.
Executive agrees that Confidential Information gained by Executive during Executive’s association with the Company, has been developed by the Company through substantial expenditures of time, effort and money and constitutes valuable and unique property of the Company. Executive recognizes that because her work for the Company brought her into contact with confidential and proprietary information of the Company, the restrictions of this Section 5(a) are required for the reasonable protection of the Company and its investments. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Executive not compete with the Company for a reasonable period after the Termination Date, as further provided in Section 5(b).
Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, Executive agrees that if such a charge or complaint is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.
Executive affirms that Executive has not divulged any proprietary or Confidential Information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Executive’s agreement(s) with the Company and/or common law. Executive further affirms that Executive is not aware of and has not reported any allegations of wrongdoing by the Company or its officers or directors, including any allegations of corporate fraud, to a Government Agency or other person, and therefore has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers or directors, including any allegations of corporate fraud.
Notwithstanding the foregoing provisions in this Section 5(a), while Executive is employed by Belmont Village Senior Living for the purpose of Executive’s performance of her duties and responsibilities at Belmont Village Senior Living, Executive will not be in violation of this Section 5(a) by using information pertaining to Belmont Village Senior Living reasonably gathered in the course of her employment with Company, but easily and lawfully available through Executive’s employment at Belmont Village Senior Living.

b.    Non-Competition.
(i)    Executive hereby agrees that she will not, during the period commencing on the Termination Date and ending on the 12-month anniversary thereof (the “Initial Restricted Period”), engage in any business activities on behalf of any enterprise which competes with the Company or any of its affiliates in the business of (A) ownership or operation of Health Care Facilities (as defined below); (B) investment in or lending to Health Care Facilities (including to an owner or developer of Health Care Facilities); (C) management of Health Care Facilities; or (D) provision of any consulting, advisory, research or planning or development services to Health Care Facilities. Executive will be deemed to be engaged in such competitive business activities if she participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities. If Executive provides services to an enterprise that has some activities that compete with the Company or any of its affiliates in any area described above and other activities that do not compete with the Company or any of its affiliates in any of the areas described above, then so long as Executive provides services exclusively to the portion of such enterprise that does not compete with the Company and its affiliates, Executive will not be deemed to be engaged in a competitive business activity as described in this paragraph. Notwithstanding the foregoing, Executive will not be deemed to be engaged in a competitive business activity as described in this paragraph if she provides services to Belmont Village Senior Living and its controlled affiliates.
(ii)    For a period of six (6) months following the end of the Initial Restricted Period (the “Extended Restricted Period”), Executive will not participate in any of the following entities as an employee, officer, director, consultant, agent, partner, proprietor, or other participant: (A) Ventas, Inc.; (B) HCP, Inc.; (C) Omega Healthcare Investors, Inc.; (D) Medical Properties Trust, Inc.; (E) Healthcare Trust of America, Inc. Class A; (F) Healthcare Realty Trust Incorporated; (G) National Health Investors, Inc.; (H) Sabra Health Care REIT, Inc.; (I) Physicians Realty Trust; (J) Senior Housing Properties Trust; (K) LTC Properties, Inc.; (L) CareTrust REIT Inc.; (M) Universal Health Realty Income Trust; (N) Community Healthcare Trust, Inc.; (O) New Senior Investment Group Inc.; (P) MedEquities Realty Trust, Inc.; (Q) Global Medical REIT Inc; and (R) ReNew Health Group.
(iii)    “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, outpatient medical treatment facilities, medical office buildings, hospitals not excluded below, or any similar types of facilities or enterprises, but in any event excluding acute care hospitals or integrated health care delivery systems that include acute care hospitals.
c.    Non-Solicit of Employees. During the Initial and Extended Restricted Period[s], Executive will be prohibited, to the fullest extent allowed by applicable law, from directly or indirectly, individually or on behalf of any person or entity, encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in the recruitment for employment, contractor or consulting opportunities anyone who is employed at that time by the Company or any subsidiary or affiliate.
d.    Non-Disparagement. Executive will not make or authorize anyone else to make on Executive’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company. Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers or directors. The Company agrees not to make, and shall direct its directors and senior executives not to make on its behalf, any disparaging or untruthful remarks or statements, whether oral or written, about Executive, including comments to the press, television, radio, or other media or other external persons or entities.
e.    Return of Company Materials.

(i)    Definition of Electronic Media Equipment and Electronic Media Systems. For purposes of this Agreement, “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. Additionally, “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for Executive’s use directly by the Company or by third-party providers on behalf of the Company.
(ii)    Return of Company Property. Executive understands and agrees that anything that she created or worked on for the Company while working for the Company belongs solely to the Company and that Executive cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, on or before the Termination Date, Executive will immediately deliver to the Company, and will not keep in her possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of Confidential Information, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, lists, books, client contact information, reports, files, proposals, lists, correspondence, specifications, software, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained on a cloud storage network.
(iii)    Return of Company Information on Company Electronic Media Equipment. Executive agrees that she has not and will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained in her Company Electronic Media Equipment prior to returning any information to the Company. Notwithstanding the foregoing, Executive is permitted to copy, delete or alter information that is solely personal in nature and not integrated with or incorporated with Company information.
(iv)    Return of Company Information on Personal Electronic Media Equipment. In addition, if Executive has used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, Executive agrees, on or before the Termination Date, to use her reasonable best efforts to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if she locates such information, she agrees to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems or a reasonable opportunity to create such a copy; and she further agrees to use her reasonable best efforts to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, she agrees to delete and expunge all Company information.
(v)    Breach of Section 5(e). To the extent the Company reasonably believes there is a breach of Section 5(e) and to the extent such breach of Section 5(e) is curable, the Company will give Executive written notice of such breach and a period of thirty (30) business days to substantially cure the same. Additionally, to the extent Executive determines she is in breach of Section 5(e), she shall notify the Company and substantially cure such breach within five (5) business days of determining such breach. If Executive substantially cures the breach discussed in this Section 5(e)(v) within such cure period, she will be deemed to be in compliance with Section 5(e).
f.    While employed by the Company and during the Extended Restricted Period, Executive will communicate the contents of this Section 5 to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.
g.    For the avoidance of doubt, any breach of Section 5(a) through 5(e) of this Agreement, inclusive, shall constitute a material breach of this Agreement. Notwithstanding Section 6 of this Agreement, the parties agree that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 5(a) through 5(e) of this Agreement and accordingly agree that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, or to obtain specific performance, without the need to post any bond, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.
6.    ARBITRATION. Subject to Section 5(g) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement or Executive’s employment with the Company, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement and any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, will be resolved exclusively in final and binding arbitration held under the auspices of the American Arbitration Association (“AAA”) and shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes, or successor rules then in effect. The arbitration will be held in New York, New York, and will be conducted and administered by AAA or, in the event AAA does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and the Company will select a mutually acceptable, neutral arbitrator from among the AAA panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Ohio, or federal law, if Ohio law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s](s) in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law. The existence and subject matter of all arbitration proceedings, including, any settlements or awards there under, shall remain confidential. In entering into this Agreement, both parties are waiving the right to a trial by judge or jury.
7.    SECTION 409A.
a.    This Agreement is intended to comply with Section 409A of the Code and will be administered and interpreted in a manner intended to comply with Code Section 409A. Any provision that would cause this Agreement or any payment hereof to fail to satisfy Code Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A) upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “retirement,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
b.    Any payment scheduled to be made under this Agreement that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A), that are otherwise due on or within the six-month period following the Termination Date will accrue during such six-month period and will instead become payable in a lump sum payment on the first business day period following such six-month period. Furthermore, if any other payments of money or other benefits due to Executive under this Agreement could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).
c.    Notwithstanding any contrary provision herein, Executive’s right to any payment (including each installment payment) under this Agreement shall be treated as a “separate payment” within the meaning of Code Section 409A.
d.    The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 7; provided that the Company shall not have any liability to Executive with respect thereto absent a breach by the Company of this Section 7 and the Company’s employees or representatives shall not have any liability to Executive with respect thereto.
8.    COOPERATION. To the extent reasonably requested by the CEO of the Company or the Board of Directors of the Company, Executive shall cooperate with the Company (i) with respect to either (A) any formal or informal inquiry, investigation, litigation or other proceeding involving the Company and a governmental agency related to Executive’s service to the Company or (B) any litigation, arbitration, mediation or other proceeding between the Company and a third party related to Executive’s service to the Company and (ii) otherwise for a period not to exceed beyond July 1, 2020 in connection with matters arising out of Executive’s service to the Company generally; provided that, the Company shall collaborate with Executive to minimize disruption of Executive’s other activities. With regard to all other matters arising out of or related to Executive’s service to the Company, Executive shall endeavor to cooperate with the Company to the extent reasonably requested by the CEO of the Company or the Board of Directors of the Company. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation.
9.    NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by the Company or Executive.
10.    PAYMENT OF SALARY AND RECEIPT OF ALL BENEFITS. Executive acknowledges and represents that, other than the consideration set forth or otherwise referenced in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation, PTO, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.
11.    INTEGRATED AGREEMENT. This Agreement, including the Release attached as Exhibit A, is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, except as expressly set forth herein (including but not limited to treatment of certain equity awards pursuant to the applicable plans, awards and other operative documents per Section 3(c)). Except as expressly provided herein, nothing in this Agreement is intended to negate Executive's agreement to abide by the Company's policies while serving as an employee of the Company (or thereafter or to the extent provided by such policies), including but not limited to the Company's Code of Business Conduct and Ethics and its Employee Handbook, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with the Company or its predecessors; nor to waive any of Executive's obligations under state and federal trade secret laws.
12.    TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which she is entitled. Executive acknowledges that (i) the Company has made no representation to Executive as to the tax treatment of any compensation or benefits to be paid to Executive under this Agreement and (ii) the

Company has no obligation to “gross-up” any amount payable to Executive under this Agreement for taxes payable by Executive thereon.
13.    SURVIVAL. Except as mutually agreed in writing in accordance with Section 15 below, the covenants, agreements, representations and warranties contained in or made in Section 4, 5, 6, 8, 9, 10, 11, 15 and this Section 13 of this Agreement shall survive any termination of this Agreement.
14.    WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement. Neither party waives any obligation of the other party to provide notice as provided by Section 5 of this Agreement.
15.    MODIFICATION. This Agreement may not be modified or terminated unless such modification or termination is embodied in writing, signed by the party against whom the modification is to be enforced.
16.    NOTICE. Except as otherwise expressly provided in this Agreement, any notice to either party hereunder shall be in writing and sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
If to the Company:
Welltower Inc.
4500 Dorr Street
Toledo, OH 43615
Attention: General Counsel
If to the Executive, at the address on file with the Company’s Human Resources Department.
The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.
17.    ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets or the business of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign her obligations under this Agreement and shall only be entitled to assign her rights under this Agreement upon her death (in which case any payments or benefits provided hereunder will be provided to her designated beneficiary or, if no such beneficiary has been designated, to her estate), solely to the extent permitted by this Agreement, or as otherwise agreed to by the Company.
18.    SEVERABILITY. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if any provision contained in this Agreement is determined by an arbitrator or court of competent jurisdiction to be unenforceable because it is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law in order to achieve the intent of the parties.
19.    GOVERNING LAW. This Agreement will be construed, interpreted, governed and enforced in accordance with the laws of the State of Ohio, without regard to its conflict of laws principles.

20.    COUNTERPARTS. This Agreement may be executed in counterparts and delivered by means of facsimile or portable document format (PDF), each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.
21.    ATTORNEYS’ FEES. The Company will reimburse Executive, upon presentation of an invoice therefor, in an amount not to exceed Twenty Thousand Dollars ($20,000), for attorneys’ fees and costs incurred by Executive in connection with the review, negotiation and documentation of this Agreement on Executive’s behalf.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set her hand, effective as of the day and year first written above.

WELLTOWER, INC			EXECUTIVE
By:	/s/Christy Contardi Stone		/s/Mercedes T. Kerr
Name:	Christy Contardi Stone		Mercedes T. Kerr
Title:	Senior Vice President - Human Capital
Date:	July 1, 2019	Date:	July 1, 2019